CLETHA A. WALSTRAND
                                 Attorney at Law
                           8 East Broadway, Suite 609
                            Salt Lake City, UT 84111
                   Office: 801-363-0890     Fax: 801-363-8512
                             cwalstrand@networld.com


October  24,  2003

The  Board  of  Directors
Lucy's  Cafe,  Inc.
500  I  Street
Sacramento,  CA  95814

Gentlemen:

     We have been retained by Lucy's Cafe, Inc. (the "Company"), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 3,470,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock referenced in the Registration Statement is validly issued, fully paid and non-assessable.

     In  connection  with  this  engagement,  we  have  examined  the following:

     1.  the  articles  of  incorporation  of  the  Company;

     2.  the  Registration  Statement;

     3.  the  bylaws  of  the  Company;  and

     4.  the  unanimous  consents  of  the  board  of  directors.

     We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the shares of common stock when originally issued were validly authorized and issued, fully paid, and non-assessable.

     We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.



                                Very truly yours,

                             /s/Cletha A. Walstrand
                            -----------------------
                              Cletha A. Walstrand
                                Attorney at Law